                                                                      EXHIBIT 10


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 31st day of December, 2004, between Willbros USA, Inc., a Delaware corporation (the "Corporation"), and Michael F. Curran (the "Executive").

                                    RECITALS

         WHEREAS, the Executive is currently the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Operating Officer and the President of the Corporation and its parent, Willbros Group, Inc., a Republic of Panama corporation ("WGI"); and

         WHEREAS, Executive has deep industry experience and possesses an intimate knowledge of the business and affairs of the Corporation and WGI such that his premature departure from the helm of these organizations could result in both a difficult and challenging transitional period that would not be in the best interests of WGI or its shareholders; and

         WHEREAS, the Executive has agreed to forego other business opportunities and to stay on with the Corporation and WGI and continue to perform a primary hands-on leadership role through the end of 2007, with the additional charge of working closely with the Board of Directors of WGI (the "Board") to ensure a steady and coordinated transition of his responsibilities as Chief Executive Officer, Chief Operating Officer and President of both the Corporation and WGI;

         NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:

                                    ARTICLE I
                        FULL-TIME EMPLOYMENT OF EXECUTIVE

         1.1 DUTIES AND STATUS.

               (a) The Corporation hereby engages the Executive as a full-time executive employee for the three year period specified in Section 4.1 below (the "Employment Period"), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

               (b) The Executive shall report to the Board and to no other person or body. Subject to the authority of the Board, during the Employment Period the Executive shall continue to hold the title, and exercise the authority, of the Chairman of the Board of Directors, it being the present expectation of the parties that the Executive will be reelected as a Director in 2005. However, consistent with the transition program described in Section 1.1(c) below, it shall be the duty of the Executive during the Employment Period to smoothly transition to others his titles and responsibilities as the President, the Chief Executive Officer, and the Chief Operating Officer of both the Corporation and WGI.

               (c) In addition to the Executive continuing during the transition period to perform his day to day executive and operating responsibilities referred to in Section 1.1(b) above, the Executive shall (i) work diligently and closely with the Board during the Employment Period to further develop, refine, and implement WGI's strategic plan consistent with the annual budget(s) and other objectives approved by the Board, and (ii) initiate the process of screening, evaluating and interviewing qualified candidates, identified from both inside and outside of the Willbros organization, to potentially replace him as the Chief Executive Officer of WGI. Prior to the end of 2005, the Executive shall have identified and recommended to the Board at least two or more qualified candidates to fill the role of Chief Executive Officer of WGI, at least one of which must be an individual not then employed by the Corporation or its affiliated companies. Notwithstanding this priority obligation of the Executive to use all reasonable efforts to identify suitable candidates to replace him as the Chief Executive Officer of WGI, the Executive shall also work diligently during the transition period to smoothly transfer his other titles and duties, including as President and Chief Operating Officer of the Corporation and WGI.

               (d) Throughout the Employment Period, the Executive shall devote substantially his full time and efforts to the business of the Corporation and WGI and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties under this Agreement in any way.

               (e) Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 1.1 only at the principal offices of the Corporation in the Houston, Texas, metropolitan area. Throughout the Employment Period, the Executive shall be entitled to vacation and leave for illness or temporary disability in accordance with the Corporation's policies for its senior executive officers.

         1.2 COMPENSATION AND GENERAL BENEFITS. In consideration of the Executive foregoing other business opportunities and agreeing to stay on with the Corporation and WGI to perform the services described in this Agreement, the Executive shall be compensated as follows:

               (a) Beginning January 1, 2005, through the end of the Employment Period the Corporation shall pay the Executive a base salary of seven hundred thousand dollars ($700,000) per year. Such salary shall be payable in periodic equal installments pursuant to the Corporation's executive payroll system.

               (b) Throughout the Employment Period, the Executive shall be entitled to participate in such retirement, bonus, disability, life, sickness, accident, dental, medical and health benefits and other employee benefit programs, plans and arrangements of the Corporation which are in effect immediately prior to the date of this Agreement, and in any successor or additional employee benefit programs, plans or arrangements which may be established by the Corporation, as and to the extent any such employee benefit programs, plans and arrangements are or may from time to time be in effect.

         1.3 BONUS The Executive shall always remain eligible for bonus consideration annually at the sole discretion of the Board. Also, in consideration of the Executive foregoing other business opportunities and agreeing to stay on with the Corporation and WGI to perform the services described in this Agreement, and subject to Section 4.3 below, the Executive shall be entitled to a cash bonus for each year during the Employment Period if the transition performance goals and/or the net income target performance objectives as described in Exhibit A and approved by the Board are achieved. The maximum cash bonus the Executive shall be entitled to receive for meeting the performance goals each year during the Employment Period shall be:

                  Year                        Maximum Cash Bonus
                  ----                        ------------------
                  2005                            $1,050,000
                  2006                            $1,050,000
                  2007                            $1,050,000

         Except to the extent provided in the next sentence, any cash bonus earned by the Executive for any year shall be payable within thirty days following the day the Audit Committee of the Board of Directors certifies to the Board its acceptance of the financial statements of WGI for such year as prepared by the independent public accountants for WGI. If the total remuneration payable to the Executive, including base salary, bonus, and any other remuneration includible for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), for any year during the Employment Period exceeds One Million Dollars ($1,000,000), then a part of the bonus payable to the Executive pursuant to this Section 1.3 for such year shall not be paid to the Executive until July 1, 2008. The part of the bonus earned which will not be paid until July 1, 2008, shall be that amount which, when subtracted from the total remuneration payable to the Executive for such year, results in the total remuneration paid to the Executive for such year equaling One Million Dollars ($1,000,000). The amount of any bonus earned under this
Section 1.3 and not paid until July 1, 2008, shall be increased by that amount which would be earned on such deferred amount if it were invested on the day it otherwise would be paid pursuant to the first sentence of this paragraph (without reference to the first clause of such sentence) until June 30, 2008, in an interest bearing obligation that earned interest at the London InterBank Offered Rate ("LIBOR") plus three percent (3%).

         1.4 RESTRICTED STOCK RIGHTS GRANTS. In consideration of the Executive foregoing other business opportunities and agreeing to stay on with the Corporation and WGI to perform the services described in this Agreement, including using his best efforts to achieve the transition performance goals and the net income target performance objectives as set forth in Exhibit A, the Executive will be granted the right to receive the number of shares of common stock, par value $.05 per share ("common stock"), of WGI ("restricted stock rights") on the dates indicated below, subject to (i) all of the terms and provisions of the WGI 1996 Stock Plan, (ii) the Executive's execution and delivery of Restricted Stock Rights Award Agreements substantially in the form of Exhibit B attached hereto, and (iii) Section 4.3 below:

           Date of Grant                 Number of Restricted Stock Rights
           -------------                 ---------------------------------
           January 1, 2005                           125,000
           January 1, 2006                            50,000
           January 1, 2007                            50,000

The Executive's rights (i) in the January 1, 2005 restricted stock rights grant shall vest with respect to 41,666 shares on December 31, 2005, with respect to another 41,666 shares on December 31, 2006, and with respect to the remaining 41,667 shares on December 31, 2007, (ii) in the January 1, 2006 restricted stock rights grant shall vest with respect to 25,000 shares on December 31, 2006, and with respect to the remaining 25,000 shares on December 31, 2007, and (iii) in the January 1, 2007 restricted stock rights grant shall vest with respect to 25,000 shares on June 30, 2007 and with respect to the remaining 25,000 shares on December 31, 2007. All shares of WGI common stock deliverable to the Executive by reason of the vesting of restricted stock rights shall be delivered on July 1, 2008. The schedule for delivery to the Executive of WGI Common Stock may not be accelerated except as permitted by United States Treasury Regulations.

         1.5 GROSS-UP PAYMENT. Notwithstanding anything to the contrary in this Agreement, if any of the payments or benefits which the Executive has the right to receive from the Corporation (the "Payments") are later determined to be subject to the tax imposed by Section 409A of the Code, or any interest or penalties with respect to such tax (such tax, together with any such interest or penalties, are hereinafter collectively referred to as the "409A Tax"), the Corporation shall pay to the Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax imposed on any Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the 409A Tax imposed upon the Payments. The Compensation Committee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Executive shall notify the Corporation immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Corporation to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Compensation Committee) within five days of the receipt of such claim. The Corporation shall notify the Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Corporation decides to contest such claim, then the Executive shall cooperate fully with the Corporation in such action; provided, however, the Corporation shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any 409A Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Corporation's action. If, as a result of the Corporation's action with respect to a claim, the Executive receives a refund of any amount paid by the Corporation with respect to such claim, then the Executive shall promptly pay such refund to the Corporation. If the Corporation fails to timely notify the Executive whether it will contest such claim or the Corporation determines not to contest such claim, then the Corporation shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.

                                   ARTICLE II
                    COMPETITION AND CONFIDENTIAL INFORMATION

         2.1 COMPETITION AND CONFIDENTIAL INFORMATION. The Executive and the Corporation recognize that, due to the nature of his prior association with the Corporation and WGI and of his engagements hereunder, and the relationship of the Executive to the Corporation and WGI, both in the past as an executive and in the future hereunder, the Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation, WGI, and their affiliates, including but not limited to, information with respect to present and prospective business plans, financing arrangements, marketing projections, customer lists, contracts and proposals.

         The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation, WGI, and their affiliates and that disclosure or use by others could cause substantial loss to the Corporation, WGI, and their affiliates. The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop goodwill for the Corporation, WGI, and their affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Corporation, WGI, and their affiliates, and that there is a danger that this goodwill, a proprietary asset of the Corporation, WGI and their affiliates, may follow the Executive if and when his employment relationship with the Corporation is terminated.

         The Executive accordingly agrees that, during the Employment Period and for a period of one year thereafter, the Executive will not either individually or as owner, partner, agent, employee, or consultant engage in any activity competitive with the business of the Corporation, WGI, or any of their affiliates and will not directly or indirectly solicit any employee to leave the employment of the Corporation, WGI, or any of their affiliates.

         Nothing in this Article II shall be construed to prevent the Executive from owning, as an investment, not more than one percent (1%) of a class of equity securities issued by any issuer and publicly traded and registered under
Section 12 of the Securities Exchange Act of 1934.

         This Section 2.1 shall survive the termination of this Agreement for whatever reason.

         2.2 NON-DISCLOSURE. At all times after the date of this Agreement, the Executive will keep confidential any confidential or proprietary information of the Corporation, WGI, and their affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation, WGI, and their affiliates and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation, WGI, and their affiliates. For purposes of this Agreement, "confidential or proprietary information" means information unique to the Corporation, WGI, and their affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation, WGI and their affiliates or typical of industry practice. This Section 2.2 shall survive the termination of this Agreement.

                                   ARTICLE III
                 CORPORATION'S REMEDIES FOR BREACH OF ARTICLE II

         3.1 CORPORATION'S REMEDIES FOR BREACH. It is recognized that damages in the event of a breach of Article II above by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that, if such a breach occurs, the Corporation, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

                                   ARTICLE IV
                                EMPLOYMENT PERIOD

         4.1 DURATION. The Employment Period shall commence on January 1, 2005 and shall terminate on December 31, 2007.

         4.2 EARLY TERMINATION. This Agreement shall be terminated prior to the end of the Employment Period for the following reasons or upon the occurrence of the following events:

               (a) Termination of this Agreement by the Corporation without cause or through constructive discharge, as described in Section 4.4(a) below;

               (b) Discharge of the Executive for cause, as described in Section 4.4(b) below;

               (c) Death of the Executive;

               (d) Total disability of the Executive, as described in Section 4.4(c) below;

               (e) Voluntary resignation of the Executive; or

               (f) "Change in Control" as that term is defined in the Willbros Group, Inc. Severance Plan as Amended and Restated Effective September 25, 2003 (the "Severance Plan"); provided, however, that any event, transaction, or series of events or transactions that would constitute a Change in Control under such definition and which relates to, results from or constitutes a part of the insolvency of, or a bankruptcy, bankruptcy reorganization, or receivership of the Corporation or WGI shall not constitute a Change in Control or otherwise operate to trigger the obligation to pay amounts otherwise payable upon the early termination of this Agreement.

         4.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY TERMINATION.

               (a) In the event of an early termination of this Agreement due to the Corporation's involuntary termination of the Executive's employment without cause, or due to a constructive discharge of the Executive, or due to a Change in Control, the Corporation shall pay to the Executive and provide him with the following:

                    (i) During the remainder of the Employment Period, the Corporation shall continue to pay the Executive his base salary at the rate specified in Section 1.2(a) above,

                    (ii) During the remainder of the Employment Period, the Executive shall, to the extent legally permissible, continue to be entitled to all benefits and benefit payment options under all of the employee benefit programs, plans or arrangements of the Corporation described in Section 1.2(b) above as if he were still employed during such period under this Agreement, and which have accrued as of the time of the termination of this Agreement under the WGI 1996 Stock Plan, and

                    (iii) A cash bonus in an amount determined as if the Corporation had exceeded the performance goals set forth at Section 1.3 above necessary for the Executive to receive the maximum cash bonus for each of the uncompleted years remaining in the Employment Period at the time of the termination of this Agreement which cash bonus shall be payable at the time(s) provided in Section 1.3 above.

               (b) In the event of an early termination of this Agreement because of the voluntary resignation of the Executive or termination of the Executive's employment for cause, the Executive will receive his base salary through the date of such voluntary resignation or termination of the Executive's employment for cause, the Executive shall receive no cash bonuses under Section
1.3 above for any years remaining in the Employment Period which have not ended as of the date of such voluntary resignation or termination of the Executive's employment for cause even if the performance goals set forth in Section 1.3 above for such years are met or exceeded, and the Executive and his dependents and beneficiaries will receive such benefits as they may be entitled under the terms of the WGI 1996 Stock Plan and the employee benefit programs, plans and arrangements of the Corporation described in Section 1.2(b) above which provide benefits upon retirement, resignation or discharge for cause, as the case may be.

               (c) In the event of an early termination of this Agreement because of the death of the Executive, the Executive's dependents, beneficiaries and estate, as the case may be, will be entitled to and shall receive (i) the Executive's base salary at the rate specified in Section 1.2(a) above through the date of the Executive's death, (ii) an amount in cash determined as if the Corporation had met or exceeded the performance goals set forth in Section 1.3 above for the year in which the Executive's death occurs payable within three months after the date of the Executive's death, but no other amounts in respect of the potential cash bonuses under Section 1.3 above, and (iii) such survivor and other benefits, including but not limited to health care continuation benefits, as they may be entitled under the terms of the employee benefit programs, plans and arrangements described in Section 1.2(b) above which provide benefits upon the death of the Executive and under the WGI 1996 Stock Plan.

               (d) In the event of an early termination of this Agreement because of the total disability of the Executive, the Executive, and his dependents, beneficiaries and estate, as the case may be, will be entitled to and shall receive (i) the Executive's base salary at the rate specified in
Section 1.2(a) above through the date of the Executive's termination of employment with the Corporation, (ii) an amount in cash determined as if the Corporation had met or exceeded the performance goals set forth in Section 1.3 above for the year in which the Executive's termination of employment with the Corporation occurs payable within three months after the date of the Executive's termination of employment, but no other amounts in respect of the potential cash bonuses under Section 1.3 above, and (iii) such benefits, including but not limited to health care continuation benefits, as they may be entitled under the terms of the employee benefit programs, plans and arrangements described in
Section 1.2(b) above which provide benefits upon total disability of the Executive and under the WGI 1996 Stock Plan.

               (e) The early termination of this Agreement as described in
Section 4.3 shall not preclude the Executive's participation in such benefits as may be available to him under the Severance Plan, if any; provided, however, the value of any compensation and/or benefits payable under the Severance Plan shall not be duplicative of amounts paid under this Agreement, and such amounts payable under the Severance Plan shall be offset against the value of any compensation or benefits payable to the Executive under this Agreement, and vice versa.

               (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.3 by seeking employment or otherwise, nor shall the amount of any payment provided for in this Section 4.3 be reduced by any compensation or remuneration earned by the Executive as the result of employment with another employer, or self-employment, or as a partner, after the date of termination or otherwise.

               (g) Although Executive shall be entitled to all rights which have accrued under the WGI 1996 Stock Plan as of the time of the termination of this Agreement, Executive shall not be granted any additional restricted stock rights that have not yet been granted pursuant to Section 1.4 above at the time of the termination of this Agreement.

         4.4 DEFINITIONS. The following words shall have the specified meanings when used in the Sections specified:

               (a) In Section 4.2(a) above, the term "termination" means termination (i) by the Corporation of employment of the Executive with the Corporation for any reason other than death or total disability of the Executive, or for cause, or (ii) by resignation of the Executive due to a significant change in the nature or scope of his authorities or duties from those contemplated in Section 1.1 above, a reduction in total compensation from that provided in Section 1.2 above, or the breach by the Corporation of any other provision of this Agreement.

               (b) In Sections 4.2(b), 4.3(a) and 4.3(b) above, the term "cause" means conduct that is so unacceptable or offensive that, by its nature, it would render the Executive incapable of performing his duties hereunder, including, but not limited to, substantial non-performance of his job responsibilities, or the Executive engaging in conduct so reprehensible that a reasonable person would view the same as compromising the moral and/or ethical principles of the Corporation, or the Executive being convicted of embezzlement, fraud, perjury, alteration of documents, robbery, or any other felonious act, or the breach by the Executive of his obligations under Sections 2.1 and 2.2 above.

               (c) In Sections 4.2(d) and 4.3(d) above, the term "total disability" means a physical or mental condition which causes the Executive to be unable to perform substantially all of the duties of his position hereunder for a period of six (6) months or more as determined by the WGI's Board of Directors.

                                    ARTICLE V
                                     NOTICES

         5.1 NOTICES. Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal offices.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments thereto, save and except for the continuing applicability and participation of the Executive in the Severance Plan and the employee benefit plans and arrangements described in
Section 1.2(b) above, and the applicability of the terms and provisions of the WGI 1996 Stock Plan and the Restricted Stock Award Agreements and/or Restricted Stock Rights Award Agreements to the grants of restricted stock and/or restricted stock rights to the Executive; provided, however, this Agreement shall not diminish or otherwise alter the inherent power and authority of the Board to amend, terminate, or otherwise later modify the Severance Plan and/or other employee benefit plans or arrangements available to any employee or group of employees as described in this Section 6.1.

         6.2 MODIFICATION: This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

         6.3 SEVERABILITY In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

         6.4 GOVERNING LAW The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.


                                   WILLBROS USA, INC.


                                   By:   /s/  Dennis G. Berryhill
                                         --------------------------------------
                                   Name: Dennis G. Berryhill
                                   Its:  Corporate Secretary
                                         Director of Human Resources


                                   EXECUTIVE

                                   /s/  Michael F. Curran
                                   --------------------------------------------
                                   Michael F. Curran

                                    EXHIBIT B

               to the Employment Agreement dated December 31, 2004
                                 by and between
                   Willbros U.S.A., Inc. and Michael F. Curran

                              WILLBROS GROUP, INC.
                     RESTRICTED STOCK RIGHTS AWARD AGREEMENT
                                 JANUARY 1, 2005

Mr. Michael F. Curran
4400 Post Oak Parkway, Suite 1000
Houston, TX 77027

Dear Mike:

         1. RESTRICTED STOCK RIGHTS AWARD. Willbros Group, Inc., a Republic of Panama corporation (the "Company"), hereby grants to you an aggregate of 125,000 restricted stock rights (individually, a "RSR," and collectively, "RSRs"). Each RSR entitles you to receive one share of Common Stock, par value $.05 per share, of the Company ("Restricted Shares") at such time as the restrictions described in Section 4(b) lapse as described in Section 5. This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company's 1996 Stock Plan, as amended (the "Plan"), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Rights Award Agreement (this "Award Agreement"). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. This award shall constitute an "Award" under the Plan, and any capitalized terms used in this Award Agreement that are not otherwise defined herein shall have the respective meanings provided in the Plan.

         2. RESTRICTED SHARE CERTIFICATES. On July 1, 2008, the Company shall register and issue in your name a certificate(s) for the Restricted Shares you become entitled to receive hereunder after the restrictions described in Section 4(b) lapse as described in Section 5. All certificates for Restricted Shares delivered to you pursuant to this Award Agreement shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors of the Company that administers the Plan may deem necessary or advisable under the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are then listed, and any applicable foreign, federal or state securities laws.

         3. STOCKHOLDER RIGHTS PRIOR TO ISSUANCE OF RESTRICTED SHARES. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive any dividends or other rights as a stockholder of the Company with respect to any Restricted Shares covered by the RSRs until the date of issuance by the Company of a certificate to you for such Restricted Shares. Notwithstanding the foregoing, at such time as certificate(s) for Restricted Shares are delivered to you, you will be paid a bonus in an amount equal to the total dividends you would have received had such Restricted Shares been delivered to you at the time(s) your rights therein vested.

         4. RESTRICTIONS.

                  (a) Your ownership of the RSRs shall be subject to (i) the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, and (ii) the restrictions set forth in subsection (c) of this Section until such RSRs shall be redeemed for the applicable Restricted Shares or otherwise forfeited to the Company.

                  (b) At the time of your "Termination of Employment" (as defined in Section 10(b)), other than a Termination of Employment that occurs as a result of an event described in Section 5(b)(1) or a Termination of Employment that is described in Section 5(b)(2), all of your RSRs shall be forfeited to the Company and all of your rights to receive any Restricted Shares in the future pursuant to the RSRs shall automatically terminate without any payment of consideration by the Company.

                  (c) You may not sell, assign, transfer or otherwise dispose of any RSRs or any rights under the RSRs. No RSR and no rights under any such RSR may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

         5. LAPSE OF RESTRICTIONS.

                  (a) The restrictions described in Section 4(b) shall lapse with respect to 41,666 of the RSRs on December 31, 2005, with respect to another 41,666 of the RSRs on December 31, 2006, and with respect to the last 41,667 of the RSRs on December 31, 2007.

                  (b) Notwithstanding the provisions of subsection (a) of this
         Section 5, the restrictions described in Section 4(b) shall lapse with respect to all the RSRs at the time of the occurrence of any of the following events:

                           (1) Your death or "Disability" (as defined in the Plan);

                           (2) Your Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Subsidiaries and does not constitute a "Termination for Cause" (as defined in Section 10(a)); or

                           (3) A "Change of Control" (as defined in the Plan) of the Company.

                  (c) Following the lapse of restrictions in accordance with Subsection (a) or (b) of this Section 5 with respect to any RSRs, the Company will issue you a certificate when and as provided in Section 2 of this Award Agreement for the Restricted Shares covered by such RSRs in redemption of such RSRs.

         6. AGREEMENT WITH RESPECT TO TAXES.

                  (a) You agree that (1) you will pay to the Company or a Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of, any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Subsidiaries with respect to the RSRs awarded or the issuance of any Restricted Shares to you and (2) the Company or any of its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the RSRs awarded or Restricted Shares issued.

                  (b) With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the RSRs awarded or the issuance of Restricted Shares to you, you may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Restricted Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. Any such election shall be irrevocable, made in writing, signed by you, and must be delivered to the Compensation Committee of the Board of Directors before June 30, 2008.

         7. ADJUSTMENT OF SHARES. In the event of any change affecting the shares of Common Stock of the Company by reasons of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change, or any distributions to stockholders, the number of Restricted Shares subject to the RSRs awarded to you under this Award Agreement shall be adjusted as provided in Section 13 of the Plan.

         8. AGREEMENT WITH RESPECT TO SECURITIES MATTERS. You agree that you will not sell or otherwise transfer any Restricted Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Restricted Shares issuable upon the lapse of the restrictions on the RSRs pursuant to this Award Agreement is in effect at the time of issuance of such Restricted Shares, the certificate(s) for the Restricted Shares shall contain the following legend:

                  The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such sale or transfer is exempt from registration under such acts and laws.

         9. TRANSFER TAXES. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of the Restricted Shares to you pursuant to this Award Agreement and all other fees and expenses necessarily incurred by it in connection therewith.

         10. CERTAIN DEFINITIONS. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

                  (a) "Termination for Cause" shall mean a Termination of Employment as a result of (1) your willful and continued failure substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by you, your inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Subsidiaries, or your willful engaging in misconduct that is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, or (3) if you have entered into an employment agreement or contract with the Company or any of its Subsidiaries, any other action or omission that is identified in such agreement or contract as giving rise to "Cause" for the termination of your employment with the Company or any of its Subsidiaries. For this purpose, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Company or any of its Subsidiaries.

                  (b) "Termination of Employment" shall mean the termination of your full-time employment with the Company or any of its Subsidiaries for any reason other than your death or Disability.

11. WAVIER OF RETIREMENT RIGHT. The Plan permits you to voluntarily terminate your full-time employment with the Company or any of its Subsidiaries after you have attained the age of 62 and have a minimum of four consecutive years of continuous service with the Company or any of its Subsidiaries ("retire") and immediately vest in all Restricted Shares or RSRs awarded to you notwithstanding any other vesting requirements under the Plan or this Award Agreement. In consideration of the award of RSRs to you pursuant to this Award Agreement, you waive such right under the Plan to retire and accelerate the vesting of your RSRs.

         If you accept this Restricted Stock Rights Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

                                    WILLBROS GROUP, INC.

                                    By:
                                       -----------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


         The foregoing Restricted Stock Rights Award is accepted by me as of the 1st day of January, 2005, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.



                                       -----------------------------------------
                                       Michael F. Curran